UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2009

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19975 Victor Parkway, Livonia, Michigan	48152
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 734-591-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Valassis Communications, Inc. (the “Company”) announced on June 4, 2009 that it was notified by NYSE Regulation, Inc. (“NYSE Regulation”) that, as a result of revised New York Stock Exchange, Inc. (“NYSE”) listing standards effective retroactively to May 12, 2009, it has returned to compliance with the NYSE’s continued listing standards. Under the revised listing standards, a company that originally qualified to list on the NYSE under the “earnings test” (like the Company) will be considered to be below the NYSE’s compliance standards if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million (formerly $75 million) and, at the same time, its total stockholders’ equity is less than $50 million (formerly $75 million). As of June 4, 2009, the Company’s market capitalization was $332.3 million.

The NYSE received approval from the Securities and Exchange Committee to lower the numeric thresholds with respect to market capitalization and stockholders’ equity on a pilot program basis through Oct. 31, 2009. However, the NYSE anticipates making a subsequent rule filing prior to this date to make the lower thresholds permanent.

As previously announced, the Company received notice from the NYSE on Feb. 20, 2009 that it was below then current criteria because its average market capitalization over a consecutive 30 trading-day period was less than $75 million and its stockholders’ equity was less than $75 million. The Company submitted a business plan, which was subsequently approved by the NYSE, that demonstrated its ability to return to compliance with the continued listing standard within 18 months of receipt of the notice. Based on the most recent notification, the Company is no longer subject to the 18-month review process.

The Company issued a press release on June 4, 2009 to disclose its receipt of the letter from the NYSE. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated June 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.
(Registrant)

Dated: June 5, 2009

/s/ Robert L. Recchia
Robert L. Recchia
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated June 4, 2009